Exhibit 10.29

SUMMARY OF CBOT SUPPLEMENTAL PENSION PLAN

Company:	Board of Trade of the City of Chicago, Inc., a Delaware corporation (the “Company”).

Eligible Participants:

Key employees of the Company or CBOT Holdings, Inc., a Delaware corporation (“Holdings”), whose benefits under the Company’s tax-qualified defined benefit pension plan (the “Pension Plan”) are limited by reason of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and who have been selected to participate in the plan by the Board of Directors of the Company or Holdings or a committee thereof.

Administration:	Human Resources Committee of the Board of Directors of Holdings, whose decision in any matter involving the interpretation and application of the plan shall be final and binding.

Benefits:

Eligible participants shall receive the present value of the reduction in the age 65 lump sum value of their accrued benefits under the Pension Plan resulting from the limitation on compensation includible for such purposes due to the operation of Section 401(a)(17) of the Code and the limitation on benefits under Section 415 of the Code.

Benefits are calculated and payable on an annual basis. The first such payment shall be calculated as of the last day of the year in which the participant becomes vested in his or her accrued benefit under the Pension Plan. Thereafter, any increase in the aggregate reduction in accruals attributable to the operation of such Code sections shall be calculated as of the last day of each year.

The amount of the benefit payable each year is adjusted for the effect of taxes such that the amount paid, after payment of taxes on such amount, plus assumed after-tax earnings, will be equal to the after-tax lump sum value at age 65.

Payments for each year are calculated in accordance with assumptions established from time to time by the Human Resources Committee.

Assumptions for 2005:	Discount rate:	Present value of age 65 lump sum amount discounted to last day of calendar year for which payment is made at 4.93% per annum (after-tax equivalent of 8% return).

	Retirement:	Age 65

	Interest Rate Assumption:	Lump sum age 65 benefit calculated using qualified pension plan assumption (payouts determined as of December 31 use the 30-Year Treasury yield in October).

	Mortality Assumption:	No mortality prior to age 65. Thereafter mortality assumption consistent with the mortality assumption to pay out lump sums under the Pension Plan as in effect on the payout determination date.

	Effective Tax Rates:	38.40%

	No adjustments:	No adjustments are made with respect to payments for changes in interest rates, mortality assumptions, or tax rates occurring after the year for which payment is made.